SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                              Sterling Vision, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                    859727109
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

-----------------
*The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).















                               Page 1 of 5 Pages

CUSIP NO. 859727109                                            Page 2 of 5 Pages
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1.         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Abby Cohen May
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2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a)  [  ]

                                                            (b)  [  ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY


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4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

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                          5           SOLE VOTING POWER
   NUMBER OF                                 N/A
    SHARES                ------------------------------------------------------
 BENEFICIALLY             6           SHARED VOTING POWER
   OWNED BY                                  N/A
     EACH                 ------------------------------------------------------
  REPORTING               7           SOLE DISPOSITIVE POWER
   PERSON                                    N/A
    WITH                  ------------------------------------------------------
                          8           SHARED DISPOSITIVE POWER
                                             N/A
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           N/A
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*

                                       [  ]
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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 5%

--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

CUSIP NO. 859727109                                            Page 3 of 5 Pages


Item 1(a)         Name of Issuer:

                  Sterling Vision, Inc.
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Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1500 Hempstead Turnpike
                  East Meadow, New York 11554
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Item 2(a)         Name of Person Filing:

                  Abby Cohen May
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Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  550 West John Street
                  Hicksville, New York 11801
--------------------------------------------------------------------------------
Item 2(c)         Citizenship:

                  United States of America
--------------------------------------------------------------------------------
Item 2(d)         Title of Class of Securities:

                  Common Stock, $.01 par value
--------------------------------------------------------------------------------
Item 2(e)         CUSIP Number:

                  859727109
--------------------------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable
--------------------------------------------------------------------------------
Item 4.           Ownership.

                  Not applicable

CUSIP NO. 859727109                                            Page 4 of 5 Pages
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Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the
          following:                                        [X]
--------------------------------------------------------------------------------
Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Not applicable
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable
--------------------------------------------------------------------------------
Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.
--------------------------------------------------------------------------------
Item 9.           Notice of Dissolution of Group.

                  Not applicable.
--------------------------------------------------------------------------------
Item 10.          Certification.

                  Not applicable.

CUSIP NO. 859727109                                            Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                              February 14, 1997
                                                              ------------------
                                                              Date


                                                              /s/Abby Cohen May
                                                              -----------------
                                                              Signature


                                                              Abby Cohen May
                                                              --------------
                                                              Name/Title